Exhibit 99.(h)(5)
Amendment No. 1
to
Expense Limitation Agreement
     This Amendment No. 1 (the “Amendment”) to the Expense Limitation Agreement (the “Agreement”), dated April 15, 2009, by and among Burnham Asset Management Corporation (the “Adviser”), Burnham Securities, Inc. (the “Distributor”) and Burnham Investors Trust (the “Trust”), on behalf of each series identified and from time to time set forth on Schedule A attached hereto (each, a “Schedule A Fund”) and each series identified and from time to time set forth on Schedule B attached hereto (each, a “Schedule B Fund”) (each Schedule A Fund and Schedule B Fund, a “Fund”) is entered into as of the 19th day of November, 2009. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Agreement.
     WHEREAS, the Adviser, the Distributor and the Trust desire to amend the Agreement to include Class I shares for each Fund;
     NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
1.	Amendment to Schedules A and B. The Agreement is hereby amended by replacing Schedules A and B to the Agreement with Schedules A and B to this Amendment.

2.	Effect of the Amendment. Other than as expressly set forth in this Amendment, the Agreement remains in full force and effect in accordance with its terms.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to the Expense Limitation Agreement to be signed by their respective officers as of the day and year first above written.

BURNHAM INVESTORS TRUST on behalf of each FUND set forth on Schedule A and Schedule B attached hereto

By:	/s/ Michael E. Barna

Michael E. Barna

Its:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary

BURNHAM ASSET MANAGEMENT CORPORATION

By:	/s/ Jon M. Burnham

Jon M. Burnham

Its:	Chairman, Chief Executive Officer and Director

BURNHAM SECURITIES, INC.

By:	/s/ Jon M. Burnham

Jon M. Burnham

Its:	Chairman, Chief Executive Officer and Director
[Signature Page to Amendment No.1 to Expense Limitation Agreement]

Schedule A
Expense Limits

			Expense Limit*
			(% of average
	Date Added to		daily net assets of
Fund	Schedule	Share Class	the class)
Burnham Fund	May 1, 2007	Class A	1.59%
Burnham Fund	May 1, 2007	Class B	2.34%
Burnham Fund	May 1, 2007	Class C	2.34%
Burnham Fund	November 19, 2009	Class I	1.34%

Financial Services Fund	May 1, 2007	Class A	1.80%
Financial Services Fund	May 1, 2007	Class B	2.55%
Financial Services Fund	May 1, 2007	Class C	2.55%
Financial Services Fund	November 19, 2009	Class I	1.55%

*	The Expense Limit for each class of each Schedule A Fund applies with respect to such class’ Capped Operating Expenses.

A-1

Schedule B
Expense Limits

			Expense Limit*
			(% of average
	Date Added to		daily net assets
Fund	Schedule	Share Class	of the class)
Financial Industries Fund	May 1, 2007	Class A	0.65%
Financial Industries Fund	May 1, 2007	Class C	0.65%
Financial Industries Fund	November 19, 2009	Class I	0.65%

*	The Expense Limit for each class of each Schedule B Fund applies with respect to such class’ Capped Other Expenses.

B-1